UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2006

          First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	0-11242	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 N. Sixth Street, Indiana, PA	15701
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Principal Officers; Election of Directors; Appointment of
                          Principal Officers

On January 17, 2006, the Board of Directors of First Commonwealth Financial Corporation appointed Julia E. Trimarchi Cuccaro to fill the unexpired term of her father, E. James Trimarchi, who elected to retire last month. Ms. Cuccaro has served on the board of First Commonwealth Bank since 1995.  Prior to that she had been a director of National Bank of the Commonwealth, a predecessor of First Commonwealth Bank, since 1992.  She is also a director of First Commonwealth Insurance Agency and First Commonwealth Financial Advisors.  Ms. Cuccaro is a member of First Commonwealth Bank's credit committee, which reviews and approves the largest credit relationships.  Ms. Cuccaro is a member of the Pennsylvania Bar Association, a member of the Board of Trustees of Seton Hill University, Greensburg, Pennsylvania.  Julia is a 1986 graduate of the Duquesne University School of Law and received a Bachelor of Science degree in Arts at St. Mary's College, Notre Dame, Indiana, in 1982.  There were no transactions with Ms. Cuccaro that exceeded the $60 thousand reporting threshold as required by Item 404(a) of Regulation S-K.

Item 8.01          Other Events

Also on January 17, 2006, the Board of Directors of First Commonwealth Financial Corporation appointed David S. Dahlmann as Chairman of the Board.  Mr. Dahlmann replaces Joseph E. O'Dell, who was Acting Chairman.  Mr. Dahlmann has been on the Board since 1998, when Southwest National Corp. merged with First Commonwealth.  He is also a director of First Commonwealth Bank, First Commonwealth Insurance Agency and First Commonwealth Financial Advisors.  Mr. Dahlmann is an Adjunct Professor at St. Vincent College, Latrobe, Pennsylvania.  He was a former Director on the Board of the Federal Reserve Bank of Cleveland and formerly Vice Chairman of First Commonwealth Financial Corporation.  Mr. Dahlmann is a graduate of Indiana University of Pennsylvania with a Bachelor of Arts degree in Economics and a Masters in Business.  His community involvement efforts include Vice Chairman of Excela Health System and a Trustee of the University of Pittsburgh at Greensburg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2006	FIRST COMMONWEALTH FINANCIAL CORPORATION By: /S/ JOHN J. DOLAN John J. Dolan Executive Vice President and Chief Financial Officer